Exhibit 99.1

MESABI TRUST PRESS RELEASE

New York, New York

January 12, 2007

The Trustees of Mesabi Trust (NYSE: MSB) declared a distribution of thirty-one and one-half cents ($0.315) per Unit of Beneficial Interest payable on February 20, 2007 to Mesabi Trust Unitholders of record at the close of business on January 30, 2007.  This compares to a distribution of forty-seven cents ($0.47) per Unit for the same period last year.

The decrease in the distribution of fifteen and one-half cents ($0.155) per Unit as compared to the same quarter last year is due primarily to significantly lower shipments of iron ore pellets during the fourth calendar quarter of 2006.  The Trust receives royalties based on the volume of shipments and the selling prices of iron ore pellets shipped by Northshore Mining Company (“Northshore”), the lessee/operator of the Mesabi Trust lands.  Although iron ore pellet prices realized by Northshore with respect to pellets shipped from Mesabi Trust lands were, on average, approximately 9.9% higher during the fourth calendar quarter of 2006 as compared to the fourth quarter of 2005, the total shipments credited to the Trust in the fourth quarter of 2006 decreased from 1,298,179 gross tons in the fourth quarter of 2005 to 764,807 gross tons in the fourth quarter of 2006, a decrease of 41%.  The lower volume of shipments in the fourth calendar quarter of 2006 resulted in there being no shipments at the Trust’s highest royalty rate of 6% of the realized price per ton, which contrasts with the fourth quarter of 2005 during which 308,633 gross tons were shipped at the 6% royalty rate.  The distribution announced today also reflects certain negative adjustments to royalties paid to the Trust in the previous three calendar quarters of 2006, as discussed more fully below.

The total royalty payment expected to be received by Mesabi Trust on January 31, 2007 is $4,255,620 (which includes the fee royalty expected to be received by the Mesabi Land Trust).  With respect to shipments of iron ore during the fourth calendar quarter of 2006, Mesabi Trust was credited with a base royalty of $2,674,720 and a bonus royalty of $1,721,180.  These base royalty and bonus royalty amounts were decreased by an aggregate of $248,439, representing negative adjustments of $148,793 and $99,646, respectively, to base royalty and bonus royalty amounts credited to the Trust during the first three calendar quarters of 2006, which adjustments resulted primarily from changes in the prices of iron ore pellets shipped under supply agreements between Northshore, Northshore’s parent Cleveland-Cliffs Inc (“CCI”) and certain of their customers (the “CCI Pellet Agreements”).

As previously disclosed by Mesabi Trust, the prices under the CCI Pellet Agreements are subject to interim and final pricing adjustments, dependent in part on multiple price and inflation index factors that are not known until after the end of a contract year.  This can result in significant and frequent variations in royalties received by Mesabi Trust (and in turn the resulting amount available for distribution to Unitholders by the Trust) from quarter to quarter and on a comparative historical basis.  As described above, the royalty payment attributable to the fourth calendar quarter of 2006 (and thus the distribution announced today) was decreased as a result of negative adjustments to royalty payments previously received by Mesabi Trust due to changes in the estimated selling prices of iron ore pellets under the CCI Pellet Agreements and Northshore’s previous estimate of shipments attributed to Mesabi Trust during the first calendar quarter of 2006.  Royalty payments received by the Trust in 2005 and 2006 continue to reflect pricing estimates for shipments of iron ore products that may be subject to further adjustment (upward or downward) in accordance with the CCI Pellet Agreements.  CCI has not provided Mesabi Trust with any projections about any possible pricing (and resulting royalty) adjustments that might impact future distributions.  Accordingly, these variations, which can be positive or negative, cannot be predicted by Mesabi Trust.

The volume of shipments of iron ore pellets by Northshore varies from quarter to quarter and year to year based on a number of factors, including weather conditions on the Great Lakes, the requested delivery schedules of customers and general economic conditions in the iron ore industry.  The royalties paid to the Trust are dependent on the volume of shipments of iron ore pellets for the quarter and the year to date, the pricing of the iron ore product sales and the percentage of iron ore pellet shipments from Mesabi Trust lands rather than from other lands.  Northshore has not provided the Mesabi Trustees with a forecast of either the production of iron ore pellets from Northshore or the volume of shipments of iron ore pellets or what percentage of such production and shipments will be from Mesabi Trust iron ore.

This press release contains certain forward-looking statements with respect to iron ore pellet production, iron ore pricing, shipments by Northshore in 2006 and royalty (including bonus royalty) amounts, which statements are intended to be made under the safe harbor protections of the Private Securities Litigation Reform Act of 1995, as amended.  Actual production, prices and shipments of iron ore pellets, as well as actual royalty levels (including bonus royalties) could differ materially from current expectations due to inherent risks such as general and industry economic trends, uncertainties arising from war, terrorist events and other global events, higher or lower demand for steel and iron ore, higher imports of steel and iron ore substitutes, processing difficulties, consolidation and restructuring in the domestic steel market, indexing features in CCI Pellet Agreements resulting in adjustments to royalties payable to the Trust or other factors.  Further, substantial portions of royalties earned by Mesabi Trust are based on estimated prices that are subject to interim and final adjustments, which can be positive or negative, and are dependent in part on multiple price and inflation index factors under agreements to which the Trust is not a party and that are not known until after the end of a contract year.  Although the Mesabi Trustees believe that any such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties, which could cause actual results to differ materially.

Contact:	Mesabi Trust SHR Unit
Deutsche Bank Trust Company Americas
615-835-2749